Registration No. 333-227881

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

Amendment No. 4

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

UNITED CAPITAL CONSULTANTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	8741	81-4625084
State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization	Classification Code Number)	Identification Number)

3210 E. Coralbell Ave.

Mesa, AZ 85204

480-666-4116

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

INC. PLAN (USA)

TROLLEY SQUARE, SUITE 20C

WILMINGTON, DE 19806

(800) 462-4633

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

with copies to

Lee W. Cassidy, Esq.

Jarvis J. Lagman, Esq.

Cassidy & Associates

9454 Wilshire Boulevard

Beverly Hills, California 90212

(202) 387-5400 (949) 673-4525 (fax)

Approximate Date of Commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $.0001 per share	2,720,417 Shares	$5.00	$ 13,602,085	$1,648.57

(1)	This Registration Statement covers:

a.	A direct public offering by the Company of:

i.	Up to 2,000,000 shares of our common stock; and

b.	The resale by our selling shareholders (the “Selling Shareholders”) of:

i.	Up to 720,417 shares of our common stock.

(2)	This Registration Statement includes an indeterminate number of additional shares of common stock issuable for no additional consideration pursuant to any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of our common stock. In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(3)	Estimated in accordance with Rule 457(a) of the Securities Act solely for the purposes of calculating the registration fee based upon a bona fide estimate of the maximum offering price.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold (except pursuant to a transaction exempt from the registration requirements of the Securities Act) until this registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated _________________________________

EXPLANATORY NOTE

This Amendment No. 4 to United Capital Consultant Inc.’s Form S-1 is being filed to amend a previously filed Exhibit 5.1. This Amendment No. 4 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number	Description of Exhibit
3.1	Certificate of Incorporation(filed as an exhibit to the Form 10-12G dated January 18, 2017)
3.2	Bylaws(filed as an exhibit to the Form 10-12G dated January 18, 2017)
5.1*	Opinion of Counsel on legality of securities being registered
10.1	Consultancy Agreement between United Capital Consultants, Inc. and United Utilities Authority, Ltd. (filed as an exhibit to the Form 8-K dated August 1, 2018)
10.2	Client Consulting Agreement between United Capital Consultants, Inc. and Prochongkij Kornchong(filed as an exhibit to the Form 8-K dated August 1, 2018)
10.3	Client Consulting Agreement between United Capital Consultants, Inc. and VARS Co. Ltd.(filed as an exhibit to the Form 8-K dated August 1, 2018)
10.4	Teaming Agreement between United Capital Consultants and MAV Capital (filed as an exhibit to the Form 8-K dated November 16, 2018)
23.1	Consent of Accountants – KCCW Accountancy Corp. (filed as an exhibit to the Form S-1 dated February 7, 2019)
23.2	Consent of Accountants – Heaton & Company, PLLC, dba Pinnacle Accountancy Group (filed as an exhibit to the Form S-1 dated February 7, 2019)
23.3*	Consent of Attorney (as part of Exhibit 5.1)
99.1	Form of Subscription Agreement (filed as an exhibit to the Form S-1 dated October 18, 2018)

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed in Mesa, Arizona on its behalf by the undersigned, thereunto duly authorized on February 11, 2019.

UNITED CAPITAL CONSULTANTS, INC.

By:	/s/ Clayton Patterson
Title: President (Principal Executive Officer)

By:	/s/ Harold Patterson
Title: Chief Financial Officer (Principal Financial Officer)

By:	/s/ Harold Patterson
Title: Chief Financial Officer (Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons, constituting all of the members of the board of directors, in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Clayton Patterson	Director	February 11, 2019

/s/ Harold Patterson	Director	February 11, 2019